Exhibit 99.1

Cordia acquires a controlling interest in Brazilian VoIP company, Canal West Soluções em Informática Ltda

Acquisition is an initial step for Cordia’s expansion into Latin America

Winter Garden, Florida – August 3, 2006 – Cordia Corporation (OTCBB: CORG), a global communications service provider, announced today that it acquired a controlling interest in Canal West Soluções em Informática Ltda. (“Canal West”). Canal West, based in Florianopolis, Brazil, owns and operates  a VoIP network in Brazil and markets National and International Voice over Internet Protocol (“VoIP”) Protocol) service in the Latin American region.

“This acquisition gives Cordia a foundation for growth in Brazil and several key markets in South America” said Joel Dupré, Cordia’s Chairman and CEO. “Brazil is the largest and fastest growing market for communications services in South America, representing more than 50% of the continent’s telecommunications market with more than 85 million cell phone subscribers and over 7 million broadband subscribers residing in Brazil.”

”We are excited about this transaction because we believe we can expand Cordia’s global market by drawing on Canal West’s networking capabilities, operations experience and regional marketing and sales efforts,” continued Mr. Dupré. “Canal West, in turn, will have access to Cordia’s extensive operating platform, technical infrastructure, proprietary VoIP network, and service offerings.”

“By accessing Cordia’s network and expertise in telecommunications, Canal West will leverage its technical capabilities, local market expertise and knowledge in providing advanced IP and VoIP services to broadband users in South America”, said Christian Thomas, Canal West’s General Manager. “Brazil is one of the leading destinations for international communications traffic with more than a third of international calls utilizing VoIP.  We believe this partnership with Cordia will position Canal West to take advantage of the emerging opportunities VoIP presents in Brazil.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential, and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol ("VoIP") technologies. In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo, 866-777-7777

kgriffo@cordiacorp.com

Or

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net